SENSOR SYSTEM SOLUTIONS, INC. (SSYO.OB) COMPLETES REVERSE MERGER WITH ADVANCED CUSTOM SENSORS, INC.

IRVINE, CALIFORNIA -- FEBRUARY 15, 2005--Sensor System Solutions, Inc. ("3S") announced the completion of the share exchange transaction with Advanced Custom Sensors, Inc ("ACSI"). As a result of the share exchange, Advanced Custom Sensors became a wholly-owned subsidiary of 3S. Going forward, 3S will assume and execute ACSI's business plan.

The common stock of 3S is quoted on OTCBB and trades under the symbol "SSYO." As of February 15, 2005, the total number of outstanding shares was 59,279,241. Of the total number of shares outstanding, 4,053,786 shares are free-trading stock; the remaining 55,225,455 shares are "restricted securities" under the provision of Rule 144 and are not immediately tradable.

3S is a solution provider for sensing and control systems based in Irvine, California. Since its inception in 1996, ACSI has developed thin-film and MEMS technology resulting in automotive-qualified sensor modules. 3S also offers a series of wireless signal conditioners and wireless data acquisition modules. Based on extensive experience gained from serving its customers, 3S utilizes both software and hardware to address customer's needs. 3S is equipped with the technology and products to lead the emerging sensor network application industry. Management believes that the market for sensor network applications will surge rapidly, largely driven by the growing applications of "machine internet users" along with the cost reduction in wireless telecommunication.

3S has three principal operating units:

        o        Sensor System Solution Unit;
        o        Automotive Unit;
        o        Sensor Component Unit.

"We are extremely excited about our prospects and accomplishing this reverse merger furthers the company's growth goals. Since ACSI' inception, it has demonstrated an ability to consistently introduce new products while expanding its operation," said Michael Young, CEO of 3S.

Information about 3S is available at www.acsensor.com.

Forward-Looking Statements:

This release may contain statements we believe are, or may be considered to be, "forward-looking statements". These forward-looking statements generally can be identified by use of the statements that include phrases such as we "expect," "plan," or other similar words or phrases. Similarly, statements describing our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the expected results expressed or implied by the relevant forward-looking statement.

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Contact:

      Sensor System Solutions, Inc.
      Michael Young, 949-855-6688 X103
      investor@acsensor.com